Exhibit 99.1

JUNE 30, 2015 INFORMATION

EXPLANATORY NOTE

Liquid Holdings Group, Inc. (the “Company”) is providing this unaudited, unreviewed financial information (this "Exhibit 99.1") in order to make publicly available the information that will be used to prepare and file the following items in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015:

•	Item 1. Financial Statements; and

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Cautionary Statement Regarding the Following Information

The Company cautions not to place undue reliance upon the information contained in this Exhibit 99.1, which is limited in scope and does not include all information required to be disclosed in periodic reports pursuant to the SEC rules and regulations. The information was not audited or reviewed, as applicable, by an independent registered public accounting firm and may be subject to future adjustments and revisions. The information should not be viewed as indicative of future results.

Item 1. Financial Statements

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$12,138,859	$23,642,864
Accounts receivable, net of allowance for doubtful accounts of $1,388 and $19,039	15,932	67,398
Prepaid expenses and other current assets	837,685	975,271
Total current assets	12,992,476	24,685,533

Property and equipment, net	1,460,880	1,693,776

Non-current assets:
Deposits	547,951	576,585
Other intangible assets	153,545	153,545
Total other assets	701,496	730,130

TOTAL ASSETS	$15,154,852	$27,109,439

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,489,427	$2,832,987
Deferred income	6,800	-
Total current liabilities	3,496,227	2,832,987

Long-term liabilities:
Deferred rent	347,083	309,757

Total liabilities	3,843,310	3,142,744

Commitments and contingencies (Note 6)

Stockholders' equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 60,696,879 and 60,332,375
shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	6,069	6,032
Additional paid-in capital	165,086,161	164,347,575
Accumulated deficit	(152,788,824)	(139,428,493)
Treasury stock, at cost, 236,072 and 121,674 shares at June 30, 2015 and
December 31, 2014, respectively	(1,062,309)	(1,029,078)
Accumulated other comprehensive income	70,445	70,659
Total stockholders’ equity	11,311,542	23,966,695

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,154,852	$27,109,439
		`

See accompanying notes to condensed consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Software services revenues	$86,316	$1,541,537	$182,675	$2,823,869

Cost of revenues (exclusive of items shown separately below):	324,599	602,333	668,454	1,202,463

Gross profit (loss)	(238,283)	939,204	(485,779)	1,621,406

Operating expenses:
Compensation	1,972,260	2,276,785	4,423,017	5,926,024
Professional and consulting fees	624,312	614,877	1,380,943	1,601,179
Depreciation and amortization	80,118	1,792,613	165,409	3,570,985
Legal and settlement fees	1,146,352	97,745	2,079,344	325,732
Rent	417,538	437,171	820,358	866,217
Computer related and software development	1,473,603	1,417,983	2,822,995	2,438,295
Other	619,554	540,965	1,139,293	1,282,448
Bad debts on accounts receivable	35,697	39,455	43,193	57,826
Total operating expenses	6,369,434	7,217,594	12,874,552	16,068,706
Loss from operations	(6,607,717)	(6,278,390)	(13,360,331)	(14,447,300)

Non-operating income (expense):
Interest and other, net	-	(4,060)	-	241
Total non-operating income (expense)	-	(4,060)	-	241
Loss before income taxes	(6,607,717)	(6,282,450)	(13,360,331)	(14,447,059)
Income tax expense (benefit)	-	-	-	-
Net loss	(6,607,717)	(6,282,450)	(13,360,331)	(14,447,059)
Other comprehensive income (loss):
Foreign currency translation	629	111,149	-	72,789
Total comprehensive loss	$(6,607,088)	$(6,171,301)	$(13,360,331)	$(14,374,270)

Basic and diluted loss per share	$(0.11)	$(0.15)	$(0.22)	$(0.43)

Weighted average number of common shares outstanding during the period - basic and diluted	60,690,648	42,600,567	60,584,238	33,622,352

See accompanying notes to condensed consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

						Accumulated
			Additional			Other
	Common Stock		Paid-in	Accumulated	Treasury	Comprehensive
	Shares	Amount	Capital	Deficit	Stock	Income (Loss)	Total

Balance at December 31, 2013	24,486,388	$2,448	$118,510,671	$(84,857,911)	$(1,029,078)	$(110,721)	$32,515,409

Issuance of common shares upon public offering, net of underwriting discount and commission	34,945,000	3,494	40,620,068	-	-	-	40,623,562

Direct costs of public offering	-	-	(1,150,810)	-	-	-	(1,150,810)

Issuance of common shares upon vesting of restricted stock units	900,987	90	(90)	-	-	-	-

Share-based compensation	-	-	6,367,736	-	-	-	6,367,736

Foreign currency translation	-	-	-	-	-	181,380	181,380

Net loss	-	-	-	(54,570,582)	-	-	(54,570,582)

Balance at December 31, 2014 (Unaudited)	60,332,375	$6,032	$164,347,575	$(139,428,493)	$(1,029,078)	$70,659	$23,966,695

Issuance of common shares upon vesting of restricted stock units	478,902	48	(48)	-	-	-	-

Treasury stock acquired	(114,398)	(11)	11	-	(33,231)	-	(33,231)

Share-based compensation	-	-	738,623	-	-	-	738,623

Foreign currency translation	-	-	-	-	-	(214)	(214)

Net loss	-	-	-	(13,360,331)	-	-	(13,360,331)

Balance at June 30, 2015 (Unaudited)	60,696,879	$6,069	$165,086,161	$(152,788,824)	$(1,062,309)	$70,445	$11,311,542

See accompanying notes to condensed consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30, 2015	June 30, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,360,331)	$(14,447,059)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debts on accounts receivable	43,193	39,455
Depreciation and amortization expense	198,875	3,570,985
Share-based compensation	738,623	1,701,289
Other	240,806	262,802
Changes in operating assets and liabilities:
Accounts receivable	8,273	(70,128)
Prepaid expenses and other current assets	137,586	19,041
Due from related parties	-	992
Deposits	28,634	(70,942)
Accounts payable and accrued expenses	656,440	(2,577,713)
Other current liabilities	6,800	(4,350)
NET CASH USED IN OPERATING ACTIVITIES	(11,301,101)	(11,575,628)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(169,459)	(470,128)
NET CASH USED IN INVESTING ACTIVITIES	(169,459)	(470,128)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from public offering of common stock, net of underwriting discount	-	40,623,562
Direct costs of public offering	-	(1,150,810)
Purchase of treasury stock	(33,231)	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(33,231)	39,472,752
		-58750
Effect of exchange rate changes on cash and cash equivalents	(214)	103,537

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(11,504,005)	27,530,533

CASH AND CASH EQUIVALENTS - Beginning of period	23,642,864	8,473,847

CASH AND CASH EQUIVALENTS - End of period	$12,138,859	$36,004,380

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$-	$14,309
Income taxes paid	$-	$-

See accompanying notes to condensed consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization

Organization

Liquid Holdings Group, Inc. (the “Company”) is a SaaS provider of investment management solutions to the buy side. The Company was originally formed on January 17, 2012 as a Delaware limited liability company under the name Liquid Holdings Group, LLC and commenced operations on April 24, 2012, the date the founders signed the Company’s operating agreement and agreed to contribute certain entities owned or controlled by them to the Company. On July 24, 2013, the Company reorganized as a Delaware corporation and changed its name to Liquid Holdings Group, Inc. On July 25, 2013, the Company’s Registration Statement for its initial public offering (“IPO”), as filed with the U.S. Securities and Exchange Commission (“SEC”), became effective. On July 26, 2013, the Company’s common stock began trading on the Nasdaq Global Market under the ticker symbol “LIQD” (though the stock has since been delisted, as described below under Nasdaq Listing Issues). The Company received net proceeds from the IPO of approximately $17.3 million after deducting underwriting discounts and commissions of approximately $2.6 million and offering related expenses of approximately $8.7 million.

On May 20, 2014, the Company completed a follow-on public offering in which 32,000,000 shares of its common stock were sold at a public offering price of $1.25 per share. On May 27, 2014, the underwriters for this offering purchased an additional 2,945,000 shares of the Company’s common stock at $1.25 per share pursuant to a partial exercise of their over-allotment option. The Company received net proceeds from this offering of approximately $39.5 million after deducting underwriting discounts and commissions of approximately $3.1 million and offering related expenses of approximately $1.1 million.

The Company’s consolidated subsidiaries are:

▪	Liquid Prime Holdings, LLC (“LPH”) – under which Liquid Prime Services, Inc. (“LPS”) was consolidated

▪	Liquid Futures, LLC (“Futures”) – merged with LPS on February 12, 2014

▪	Liquid Trading Institutional LLP (“Institutional”)

▪	Liquid Partners, LLC – formerly known as Centurion Capital Group, LLC and Centurion Trading Partners, LLC (“Partners”)

▪	Fundsolve Ltd. (“Fundsolve”)

▪	LHG Technology Services Ltd.

▪	Liquid Technology Services, LLC (“LTS”) – formerly known as Green Mountain Analytics, LLC (“GMA”)

▪	LTI, LLC (“LTI”)

On February 6, 2014, LPS and Futures entered into an Agreement and Plan of Merger to consolidate LPS and Futures into a single entity, with LPS remaining as the surviving entity. Regulatory approval was granted and the merger was effective February 12, 2014. On March 11, 2015, the Company entered into a definitive agreement to sell all the issued and outstanding shares of common stock of LPS, as this entity was no longer needed to implement its business plans. In order for the sale to be completed, it needed Financial Industry Regulatory Authority, Inc. (“FINRA”) approval. On August 24, 2015, the Company received FINRA approval and the sale was completed on September 4, 2015. The Company does not believe that its decision to sell LPS represented a strategic shift that will have a major effect on its operations and financial results and, therefore, has not reported the operating results of LPS as discontinued operations in its consolidated statements of operations and comprehensive loss.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company has taken steps to place both Fundsolve and Institutional into liquidation as they are no longer needed to carry out the Company’s business. Effective October 24, 2014, the Financial Conduct Authority (“FCA”) granted Institutional’s request to withdraw its status as an authorized entity with the FCA.

Nasdaq Listing Issues

Trading of the Company’s common stock on The Nasdaq Capital Market was suspended at the open of business on Wednesday, October 28, 2015 due to the Company’s noncompliance with Nasdaq Listing Rules. Nasdaq staff has informed the Company that Nasdaq will file a Form 25, Notification of Delisting, with the Securities and Exchange Commission in due course. The Company’s common stock is currently quoted on the OTC Pink® over-the-counter (“OTC”) marketplace operated by OTC Markets Group. This alternative market is generally considered to be less efficient than Nasdaq. Many OTC stocks trade less frequently and in smaller volumes than securities traded on the Nasdaq markets, which could have a material adverse effect on the liquidity, trading volume and price of the Company’s common stock as well as the Company’s business, financial condition and results of operations.

Change in Management / Board Resignations

Allan Zavarro resigned from the Company’s Board of Directors effective February 20, 2015. Mr. Zavarro’s resignation was not due to any disagreement with the Company, the Board or the Company’s management.

On March 1, 2015, the Company entered into an agreement (the “Transition Agreement”) with Brian Storms whereby Mr. Storms transitioned his role from Chief Executive Officer to Vice Chairman. In this role, Mr. Storms advised and consulted with the Company’s Board of Directors and executive management team with respect to sales, marketing and strategy matters. Mr. Storms was to receive a base salary at the rate of $50,000 per month from March 1, 2015 through April 30, 2015, and $33,333 per month thereafter until February 29, 2016, the termination date of the Transition Agreement. On March 3, 2015, Peter Kent was appointed Chief Executive Officer by the Company’s Board of Directors. Mr. Kent also retained his role as Chief Financial Officer.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). All material intercompany accounts and transactions have been eliminated in consolidation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to Rule 10-01 of Regulation S-X. Management believes that the accompanying unaudited condensed consolidated financial statements include all normal and recurring adjustments considered necessary for the fair presentation of the results of the interim periods presented. Operating results for the three and six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for any subsequent period.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the unaudited consolidated financial statements and notes thereto in the Company’s 2014 financial information submitted as Exhibit 99.2 to its Current Report on Form 8-K, as filed with the SEC on October 8, 2015.

Liquidity

The Company has had significant operating losses during the period from its inception through the six months ended June 30, 2015 and in December 2014 terminated its relationship with its largest customer, QuantX Management, LLP (together with its affiliates, “QuantX”), which represented 49% and 72% of the Company’s total software services revenues for the years ended December 31, 2014 and 2013, respectively.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company has financed its operations during this time primarily through capital markets transactions. The Company anticipates that its existing capital resources, cash flows from revenues, and cost reduction initiatives, will only be sufficient to fund its activities into the second quarter of 2016, though no assurance can be given that the Company will have sufficient liquidity to reach that date. These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. As of October 31, 2015, the Company had a cash and cash equivalents balance of approximately $5.0 million.

The Company has retained the services of an investment bank to explore strategic alternatives including, but not limited to, a merger or other business combination, a sale of all or substantially all of the Company’s assets or other transaction. There is, however, no assurance that the Company will be able to successfully complete any type of strategic transaction. These condensed consolidated financial statements have been prepared on a going concern basis and, as such, do not include any adjustments that might result from the outcome of this uncertainty or the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make significant estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets, liabilities, revenues and expenses. These significant estimates and assumptions include estimates of fair value of intangibles with indefinite lives for purposes of impairment testing, estimates of useful lives of long-lived assets, estimates of impairment of long-lived assets, estimates of fair values of share-based payment arrangements and estimates of valuation allowances related to deferred tax assets. Due to the inherent uncertainty involved with estimates, actual results may differ.

Recently Issued Accounting Pronouncements

In January 2015, the FASB issued ASU No. 2015-01, which amends FASB ASU Topic 220-20, Income Statement - Extraordinary and Unusual Items. This ASU eliminates from U.S. GAAP the concept of extraordinary items. Although this ASU will eliminate the requirements in Subtopic 225-20 for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company currently anticipates that the adoption of this guidance will have no material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, which amends FASB ASU Topic 810, Consolidations. This ASU amends the current consolidation guidance, including introducing a separate consolidation analysis specific to limited partnerships and other similar entities. This ASU requires that limited partnerships and similar legal entities provide partners with either substantive kick-out rights or substantive participating rights over the general partner in order to be considered a voting interest entity. The specialized consolidation model and guidance for limited partnerships and similar legal entities have been eliminated. There is no longer a presumption that a general partner should consolidate a limited partnership. For limited partnerships and similar legal entities that qualify as voting interest entities, a limited partner with a controlling financial interest should consolidate a limited partnership. In addition, fees paid to decision makers that meet certain conditions no longer cause decision makers to consolidate variable interest entities (“VIEs”) in certain instances. The amendments place more emphasis in the consolidation evaluation on variable interests other than fee arrangements such as principal investment risk, guarantees of the value of the assets or liabilities of the VIE, written put options on the assets of the VIE, or similar obligations, including some liquidity commitments or arrangements. Additionally, the amendments in this update reduce the extent to which related party arrangements cause an entity to be considered a primary beneficiary. The standard is effective for annual periods beginning after December 15, 2015. The Company currently anticipates that the adoption of this guidance will have no material impact on its consolidated financial statements.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(3)	Fair Value Measurements

Fair Value Hierarchy

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices for identical assets or liabilities in active markets accessible to the Company at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value measurement level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period.

Determination of Fair Value

The categorization of an asset or liability within the fair value hierarchy is based on the inputs described above and does not necessarily correspond to the Company’s management’s perceived risk of that asset or liability. Moreover, the methods used by management may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments and nonfinancial assets and liabilities could result in a different fair value measurement at the reporting date. Descriptions of the valuation methodologies, including the valuation techniques and the input(s) used in the fair measurements for assets and liabilities on a recurring and nonrecurring basis are itemized below.

Financial Instruments

The Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximates fair value due to the short term maturity of these instruments.

There were no transfers of financial assets or liabilities between Level 1 and Level 2, or between Level 2 and Level 3 during the six months ended June 30, 2015 and year ended December 31, 2014.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(4)	Other Intangible Assets

Acquired Intangible Assets

		(Unaudited)				(Unaudited)
		June 30, 2015				December 31, 2014
	Amortization period	Gross Carrying Amount	Impairment Loss	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Impairment Loss	Accumulated Amortization	Net Carrying Amount
Amortizable Intangible Assets:
Software and trading platform	3 years	$15,145,688	$-	$(15,145,688)	$-	$19,374,098	$(4,228,410)	$(15,145,688)	$-
Customer relationships	3 years	1,015,805	-	(1,015,805)	-	1,261,000	(245,195)	(1,015,805)	-
Non-compete agreements	Life of agreement, 24 months	646,000	-	(646,000)	-	646,000	-	(646,000)	-
Total		$16,807,493	$-	$(16,807,493)	$-	$21,281,098	$(4,473,605)	$(16,807,493)	$-
Indefinite-Lived Intangible Assets:
Broker licenses	N/A	$115,000	$-	$-	$115,000	$163,000	$(48,000)	$-	$115,000
Patents pending	N/A	36,545	-	-	36,545	36,545	-	-	36,545
Trade names	N/A	2,000	-	-	2,000	2,000	-	-	2,000
Total		$153,545	$-	$-	$153,545	$201,545	$(48,000)	$-	$153,545

Total amortization expense for intangible assets was $0 for the three and six months ended June 30, 2015, respectively, and $1,729,447 and $3,456,612 for the three and six months ended June 30, 2014, respectively. During the fourth quarter of 2014, the Company performed an analysis to determine if its software and trading platform and customer relationships were impaired due to a triggering event as the Company had a significant decline in its customer base as well as a depressed market value. As a result, the Company concluded that these intangible assets were fully impaired and recognized an impairment loss of $4.5 million in the fourth quarter of 2014. In connection with the Company’s decision to liquidate Institutional and the merger of Futures into LPS, an impairment loss related to the broker license of each of those entities was recognized in 2014.

(5)	Certain Relationships and Related Party Transactions

Amounts recognized from transactions with related parties are disclosed below.

Software Services Revenues from Related Parties

The Company recognized software services revenues from related parties totaling $968,380, or 63%, and $1,925,859, or 68%, of total software services revenues for the three and six months ended June 30, 2014, respectively. QuantX, a related party as a result of certain past or present relationships with Brian Ferdinand, Robert Keller and Richard Schaeffer (the founders of the Company), and Douglas J. Von Allmen (a holder of more than 5% of the Company’s common stock), accounted for $959,370, or 62%, and $1,903,027, or 67%, of total software services revenues for the three and six months ended June 30, 2014, respectively. As disclosed in Note 2, the Company terminated its relationship with QuantX in December 2014 and, as a result, did not recognize any revenues from QuantX during the three and six months ended June 30, 2015.

(6)	Commitments and Contingencies

Legal Matters

The Company may from time to time be involved in litigation and claims incidental to the conduct of its business, including but not limited to intellectual property claims and other legal proceedings.

Audit Committee Investigation

As previously reported, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), with the assistance of outside legal counsel, conducted an investigation (the “Investigation”) into certain issues raised by counsel to one of the Company’s stockholders, including allegations about the Company’s former senior management. The Audit Committee has completed the Investigation and, together with the Company’s management, continues to assess what actions (other than the disclosures made herein and in the Company’s 2014 financial information submitted as Exhibit 99.2 to its Current Report on Form 8-K, as filed with the SEC on October 8, 2015) should be taken by the Company in response thereto.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The total cost of the Investigation billed to the Company through the date of this filing, all of which has been incurred in 2015, is approximately $2.3 million, of which approximately $0.7 million was for additional fees incurred by the Company’s former independent registered public accounting firm. Of the total Investigation cost, approximately $2.0 million was incurred during the six months ended June 30, 2015, with $1.6 million recorded in Legal and settlement fees and $0.4 million recorded in Professional and consulting fees in the accompanying condensed consolidated statements of operations and comprehensive loss.

Some of the observations reported to the Audit Committee and to the Board of Directors of the Company (the “Board”) in connection with the Investigation are as follows:

Stock Transfer Agreement with Douglas J. Von Allmen

The Company previously disclosed that Brian Ferdinand, one of the Company’s founders and its former Vice Chairman of the Board and Head of Corporate Strategy, and Douglas J. Von Allmen, a beneficial owner of more than 10% of the Company’s common stock, purchased an aggregate of $16.2 million of shares of common stock in the Company’s IPO at the IPO price of per share of $9.00. The Company also previously disclosed that, in late February of 2014, entities controlled by two of its founders, Mr. Ferdinand and Robert Keller, transferred 732,292 shares of our common stock to D&L Partners, LP, an entity controlled by Mr. Von Allmen, and certain other pre-IPO stockholders without the payment of any cash consideration. Based on the results of the Investigation, it appears that these shares were transferred to such entity pursuant to an agreement among Messrs. Ferdinand, Keller and Von Allmen, which was entered into prior to the Company’s IPO, to transfer additional shares of common stock to Mr. Von Allmen at no cost after the expiration of the lock up agreements signed in connection with the IPO. The Company is not in possession of that agreement.

Brian Storms’ Loan from CMK Keller Holdings, LLC

The Company previously disclosed that, on May 14, 2013, CMK Keller Holdings, LLC (“CMK LLC”), of which one of the Company’s founders and a former director, Mr. Keller, is the managing member, sold Mr. Storms, a former member of the Board and the Company’s former Chief Executive Officer and Vice Chairman, 766,466 shares of the Company’s common stock for $5,000,000. The Company estimated the fair value of the shares sold at $5,780,000. As a result of this sale below fair value, the Company recorded share-based compensation expense of $780,000 in the second quarter of 2013. Based on the results of the Investigation, it appears that: (i) on May 14, 2013, Mr. Storms issued a Demand Promissory Note (the “Note”) in the principal amount of $5,000,000 to CMK LLC, as consideration for the sale of these shares; and (ii) on December 2, 2014, Mr. Storms and CMK LLC entered into an Addendum to the Note and reduced the principal amount of the Note from $5,000,000 to $1,250,000. Because the shares were purchased in exchange for a note that appeared to be without recourse, the substance of this transfer of shares was substantially the same as those embodied in the grant of an equity share option and, as a result, this transaction should have originally been accounted for as if it was a stock option grant for accounting purposes. Using the Black-Scholes valuation model, the Company’s management determined that the fair value of the original issuance was approximately $1.9 million. This fair value would then be recognized ratably over the estimated term of the Note as compared to the $780,000 in share-based compensation expense that was originally recorded in the second quarter of 2013. Management determined that the modification of the stock award would result in additional share-based compensation expense of approximately $0.2 million which, together with the unrecognized share-based compensation expense at the time, would be recorded in the fourth quarter of 2014 when the note was modified and settled. The Company compared the share-based compensation expense for this transaction that was originally recorded to what should have been recorded using the proper accounting treatment and determined that the resulting difference was not material to any prior periods and, as such, recorded share-based compensation expense of $1.3 million to correct this accounting error in the fourth quarter of 2014.

Brian Storms’ Loans from Brian Ferdinand, Douglas J. Von Allmen and The Bridgehampton National Bank

Based on the results of the Investigation, it appears that:

(i)	in March 2014, Mr. Ferdinand loaned approximately $1,100,000 to Mr. Storms in connection with Mr. Storms’ tax obligations related to Restricted Stock Units granted by Liquid on December 1, 2012;

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(ii)	in October 2014, Mr. Storms received a loan from D&L Partners, LP, an entity controlled by Mr. Von Allmen, in the amount of $1,100,000 that Mr. Storms used to repay the March 2014 loan to Mr. Ferdinand; and

(iii)	in December 2014, The Bridgehampton National Bank (the “Bank”) loaned $2,000,000 on a secured basis to Mr. Storms, of which $1.1 million was used to repay the October 2014 loan from D&L Partners, LP. Mr. Storms repaid his loan to the Bank in January 2015. Dennis Suskind, Chairman of the Audit Committee, is also Vice Chairman of Bridge Bancorp, Inc., the registered bank holding company for the Bank.

In addition, based on the results of the Investigation, it appears that D&L Partners, LP loaned $130,000 to Mr. Storms in May 2014 to buy shares of the Company’s common stock in the open market.

Accounts Receivable from QuantX Management, LLP

The Company previously disclosed that accounts receivable from QuantX were approximately $1.1 million as of September 30, 2014 (a figure that was revised to zero in the Restatement described below) and represented the balance due from QuantX for the sale of the Company’s software services. QuantX was the Company’s largest customer and the receivable due from QuantX accounted for 74% of the Company’s total net accounts receivable at September 30, 2014 (0% after the Restatement). On December 23, 2014, the Company notified QuantX that it was delinquent in payments owed to the Company in the aggregate amount of approximately $1.4 million pursuant to two technology services agreements and approximately $325,000 in additional delinquent payments, and demanded that QuantX pay such amounts owing to the Company immediately. The Company suspended QuantX’s access to the Company’s services on January 8, 2015.

Prior to the quarter ended September 30, 2014, QuantX historically settled its accounts with the Company in full. However, it appears that during the quarter ended June 30, 2014, certain former members of management may have become aware that QuantX may have been experiencing significant liquidity issues, which created uncertainty thereafter as to QuantX’s ability to meet its financial obligations despite the fact that as of June 30, 2014 QuantX was not in arrears for any previously purchased software services. In particular, it appears QuantX would not have been able to pay in full the Company’s outstanding bills in the aggregate amount of approximately $1.2 million as of June 30, 2014 had it not obtained additional funding from Mr. Von Allmen or the entity that he controls, D&L Partners, LP. Because QuantX represented a substantial percentage of the Company’s revenues, its financial condition, liquidity and results of operations were closely tied to, and significantly impacted, the Company’s performance. QuantX liquidity issues could have had a material adverse effect on the Company’s expected revenues, in the near term and possibly in the long term, and could have resulted in a significant reduction in the Company’s revenues.

Based on the Investigation’s findings and upon the recommendation of the Company’s executive officers, on September 10, 2015, the Audit Committee and the Board concluded that the Company’s previously issued unaudited condensed consolidated financial statements as of September 30, 2014 and for the three and nine months ended September 30, 2014 (the “Restatement Periods”) should no longer be relied upon and should be restated (the “Restatement”) due to certain accounting errors. The accounting errors involve the premature recognition of revenue from QuantX and QuantX-related Customers during the quarter ended September 30, 2014, before collectability was reasonably assured, given the significance of the uncertainty of collections from QuantX and QuantX-related Customers that became known to certain former members of management during June 2014. The Company has not yet filed an amended and restated Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 to give effect to the Restatement, but when it does, it expects to use the information contained in the Company’s September 30, 2014 financial information submitted as Exhibit 99.1 to its Current Report on Form 8-K, as filed with the SEC on October 8, 2015. The Company cannot predict what additional legal proceedings may arise from the Restatement, which proceedings could include securities and shareholder derivative actions by the Company’s stockholders and regulatory proceedings by the SEC.

SEC Document Preservation Notice

The Company has received a document preservation notice, dated March 19, 2015, from the staff of the SEC requiring that the Company preserve documents in connection with an ongoing investigation being conducted by the staff. The Company has not been formally informed of the matters under investigation. To date, the Company has not received a subpoena from the SEC but is cooperating with the investigation by voluntarily submitting documents. The Company is unable to assess with confidence or certainty how long the SEC investigatory process will last or its ultimate outcome, including whether any action will be filed by or any settlement will be reached with the SEC, the amount of any potential monetary penalties, the nature of any other possible remedies against the Company, or any other impact on the Company as a result of any proposed or actual enforcement action.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Lease Commitments

The Company has entered into lease agreements with third parties for certain office space and equipment, which expire at various dates through December 2023. Rent expense totaled $417,538 and $820,358 for the three and six months ended June 30, 2015, respectively, and $437,171 and $866,217 for the three and six months ended June 30, 2014, respectively. These amounts are recorded as Rent in the accompanying condensed consolidated statements of operations and comprehensive loss.

The Company recognizes rent expense for escalation clauses, rent holidays, leasehold improvement incentives and other concessions using the straight-line method over the minimum lease term.

At June 30, 2015, minimum future rental commitments under non-cancellable operating leases are as follows:

Year Ending December 31,	(Unaudited)

Remainder of 2015	$719,064
2016	1,472,552
2017	1,512,622
2018	1,552,887
2019	1,352,907
Thereafter	4,761,691
Total	$11,371,723

On May 13, 2015, the Company entered into an Agreement of Sublease (the “Sublease”) with Meridian Capital Group, LLC (the “Sublessee”) for office space located in New York, NY that was serving as the Company’s corporate headquarters (the “Sublease Space”). Concurrent with entering into the Sublease, the Company moved its corporate headquarters to its existing office space located in Hoboken, NJ, thereby incurring no incremental build-out costs.

The initial fixed rent for the first year of the Sublease will be $71,160 per month (with the first two months being abated as a rent concession), increasing at 2.5% per annum, and the Company paid a one-time real estate commission fee of approximately $220,000. In addition to the fixed rent, the Sublessee will be responsible for certain costs and charges identified in the Sublease, including certain utility expenses, real estate taxes, insurance and operating costs. The initial term of the Sublease is for 51 months and can be renewed at the Sublessee’s election for a term ending in December 2023, concurrent with the end of the Company’s underlying lease for the Sublease Space. The Company will receive approximately $3.7 million over the term of this sublease, which expires in August 2019, and will pay $4.5 million over the same period on its corresponding lease for the space.

(7)	Share-Based Compensation

On April 5, 2013, the Company’s Board of Directors approved the 2012 Amended and Restated Stock Incentive Plan (“2012 Amended Incentive Plan”). Subject to adjustment for certain dilutive or related events, the maximum number of shares that may be issued under this amended plan shall not exceed the number of shares equal to 15% of the total number of common shares of the Company outstanding as of April 5, 2013.

The Company currently intends to use authorized and unissued shares to satisfy share award exercises.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

At June 30, 2015, there were 452,594 additional shares available for the Company to grant under the 2012 Amended Incentive Plan. On November 13, 2014, non-qualified stock options (“NQSOs”) totaling 1,000,000 were granted on terms substantially similar to those of the 2012 Amended Incentive Plan.

The Company recognized $299,783 and $738,623 of share-based compensation expense for the three and six months ended June 30, 2015, respectively, and $290,278 and $1,701,289 for the three and six months ended June 30, 2014, respectively.

Restricted Stock Units

The Company recognizes compensation expense on restricted stock units (“RSUs”) based on the grant date fair value per share over the applicable vesting period. The Company determines the fair value of RSUs granted based on the closing market price of the shares underlying the awards on the grant date. Prior to the Company’s IPO, fair value was determined with consideration given to valuation analyses performed by an unrelated third party valuation specialist utilizing a market approach based on third party purchases of the Company’s shares.

The following table summarizes the activity of non-vested RSUs:

	(Unaudited)		(Unaudited)
	Six Months Ended June 30, 2015		Year Ended December 31, 2014
		Weighted Average		Weighted Average
		Grant Date		Grant Date
Non-vested shares	Shares	Fair Value	Shares	Fair Value
Balance at beginning of period	1,061,012	$2.79	1,231,754	$7.77
Granted	-	-	858,857	1.16
Vested	(414,201)	3.79	(760,251)	7.34
Cancelled / Forfeited	(15,554)	7.63	(269,348)	7.53
Balance at end of period	631,257	$2.01	1,061,012	$2.79

At June 30, 2015, there was $951,850 of total unrecognized compensation costs related to non-vested RSUs. This cost is expected to be recognized during 2015 through 2017. The total fair value of shares vested during the three and six months ended June 30, 2015 was $4,642 and $99,148, respectively, and $2,817,323 and $3,526,254 during the three and six months ended June 30, 2014, respectively.

Non-Qualified Stock Options

The Company recognizes compensation expense on NQSOs based on the grant date fair value per share over the applicable vesting period. The Company determines the fair value of NQSOs granted using the Black-Scholes valuation model measured at the grant date.

The Black-Scholes fair value of each NQSO grant was calculated using the following assumptions:

	(Unaudited)	(Unaudited)
	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Dividend yield	N/A	0%
Expected volatility	N/A	86%
Risk-free interest rate	N/A	1.85%	- 1.96%
Expected term	N/A	6.0	years

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the activity of NQSOs:

	(Unaudited)		(Unaudited)
	Six Months Ended June 30, 2015		Year Ended December 31, 2014
		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price
Balance at beginning of period	1,533,817	$2.53	420,505	$9.00
Granted	-	-	1,335,000	1.57
Exercised	-	-	-	-
Cancelled / Forfeited	(61,194)	9.00	(221,688)	9.00
Balance at end of period	1,472,623	$2.26	1,533,817	$2.53

Exercisable at end of period	101,749	$8.57	92,871	$8.53

Remaining weighted average contractual life of exercisable options (years)		8.2		8.2

Aggregate intrinsic value		$-		$-

At June 30, 2015, there was $763,043 of total unrecognized compensation costs related to NQSOs. This cost is expected to be recognized during 2015 through 2017. The total fair value of shares vested during the three and six months ended June 30, 2015 was $0 and $191,249, respectively, and $225,190 and $361,485 during the three and six months ended June 30, 2014, respectively.

(8)	Income Taxes

The Company is subject to examinations in U.S. federal, New York State, New York City and other state tax jurisdictions. The Company’s initial corporate tax returns were filed for the year ended December 31, 2013.

The difference between the U.S. federal statutory tax rate of 35% and the effective tax rate of 0% at June 30, 2015 is due to the establishment of a full valuation allowance against the Company’s deferred tax assets.

As of June 30, 2015, the Company recorded deferred tax assets of approximately $22.8 million offset by a full valuation allowance in the same amount. This represents an increase in the valuation allowance of approximately $5.6 million for the six months ended June 30, 2015.

The Company does not have any current income taxes payable or receivable and there have been no cash payments for income taxes.

Management believes there are no tax positions requiring recognition or disclosure under ASC Topic 740-10—Accounting for Uncertainty in Income Taxes.

(9)	Computation of Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period. Diluted loss per share is computed using the same method as basic loss per share, however, the computation reflects the potential dilution that would occur if outstanding in-the-money share awards were exercised and converted into common shares.

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net loss	$(6,607,717)	$(6,282,450)	$(13,360,331)	$(14,447,059)
Weighted average common shares outstanding	60,690,648	42,600,567	60,584,238	33,622,352
Basic and diluted loss per common share	$(0.11)	$(0.15)	$(0.22)	$(0.43)

The calculation of diluted loss per share excludes the effect of all unvested RSUs and outstanding NQSOs because they were determined to be anti-dilutive and, therefore, diluted loss per share is the same as basic loss per share.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(10)	Net Capital Requirements

LPS, as an SEC registered broker-dealer, was required to maintain net capital of at least $100,000. Dividends or withdrawals of capital cannot be made if capital is needed to comply with regulatory minimum capital requirements. On March 11, 2015, the Company entered into a definitive agreement to sell all the issued and outstanding shares of common stock of LPS for $15,000 plus the amount of working capital on the closing date, as well as one-half of the 2014 audit fee incurred by LPS. On September 4, 2015, the sale of LPS was completed.

Net capital balances and the amount in excess of required net capital at June 30, 2015 and December 31, 2014 are as follows:

(Unaudited)		(Unaudited)
June 30, 2015		December 31, 2014
Net Capital	Excess Net Capital	Net Capital	Excess Net Capital
$249,952	$149,952	$318,168	$218,168

(11)	Subsequent Events

The Company has evaluated subsequent events through the date the condensed consolidated financial statements were issued and has determined that there are no subsequent events that require disclosure except for the following and those that have been disclosed elsewhere in these notes to the condensed consolidated financial statements:

Reorganization of Operations

In July 2015, the Company reorganized its operations to more efficiently run its business. As a result, the Company reduced its full-time employees and full-time equivalents at third-party service providers by 11 and 5, respectively. The Company expects to save approximately $2.0 million per annum as a result of this reorganization.

Restructuring Activities

On September 22, 2015, in light of the Board’s decision to authorize the Company’s management to review strategic alternatives as discussed below and the Company’s need to conserve working capital, the Board approved restructuring actions relating to significantly reducing the Company’s sales and marketing and operational technology staff, which was completed effective September 23, 2015 and involved an overall workforce reduction of 13 employees and 2 full-time equivalents at the Company’s third-party service providers, or approximately 22% of the Company’s workforce. These restructuring actions are expected to significantly reduce the Company’s operating costs by approximately $0.5 million in the remainder of 2015 and $2.2 million in 2016. In connection with this initiative, the Company expects to incur a charge of approximately $152,000 to operating expenses in the quarter ending September 30, 2015. Approximately $105,000 of the charges will be attributable to severance payments and approximately $37,000 to other exit costs.

As of the date of this filing, the Company has 25 full-time employees and 26 full-time equivalents at third-party service providers.

Resignation of Grant Thornton LLP

On September 18, 2015, Grant Thornton LLP (“Grant Thornton”) notified the Company that it was resigning as the Company’s independent registered public accounting firm effective immediately. Reference is made to the Current Report on Form 8-K filed by the Company on September 24, 2015, as amended by a subsequent filing on September 29, 2015.

The Audit Committee has not appointed a new independent registered public accounting firm. There can be no assurance that the Audit Committee will be able to engage such new accounting firm in the near future or, if a new accounting firm is engaged, it is unclear how long it would take such firm to audit the 2014 Financial Statements. The Company will authorize Grant Thornton to respond fully to the inquiries of any successor accountant concerning the subject matter of any potential reportable events and disagreements set forth above.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Change in Management / Board Resignations

On September 8, 2015, Mr. Storms tendered his resignation as a member of the Board of the Company. He also resigned from his position as a Vice Chairman of the Company. Mr. Storms’ resignation was not due to any disagreement with the Company, the Board or the Company’s management.

In connection with his resignation, Mr. Storms and the Company have agreed that the “Transition Period” under the Transition Agreement, shall end as of September 8, 2015. Mr. Storms also agreed to forego 519,474 RSUs granted to him under the 2012 Amended Incentive Plan as well as any additional compensation as an employee of the Company. The Company also agreed to pay Mr. Storms $125,000 (as well as $2,500 for reimbursement of legal expenses), subject to standard employment-tax withholding, and to release his shares of common stock from the lock-up provisions of the Transition Agreement.

Alan C. Guarino resigned from the Company's Board of Directors effective September 21, 2015. Mr. Guarino’s resignation was not due to any disagreement with the Company, the Board or the Company’s management. Victor R. Simone, Jr. replaced Mr. Guarino as chairman of the Board’s Human Resources and Compensation Committee, and David Francescani became a member thereof.

Review of Strategic Alternatives

In order to address the Company’s recurring losses and the need for additional liquidity, and taking into account the delay in filing of the Company’s 2014 Form 10-K due to Grant Thornton’s last-minute decision to resign as the Company’s independent registered public accounting firm as described above under the heading “Resignation of Grant Thornton LLP”, on September 22, 2015, the Board authorized the Company’s management to explore various strategic alternatives, including, but not limited to: (i) the sale of all or substantially all of the Company’s assets; (ii) obtaining debt or other financing to continue operations; or (iii) a financial reorganization, liquidation, or cessation of operations. On October 21, 2015, the Company retained SenaHill Advisors, LLC to facilitate the exploration of these strategic alternatives. There can be no assurance that the Company’s review of strategic alternatives will result in any transaction.

Securities Class Action Complaint

On September 21, 2015, a securities class action complaint was filed against Liquid, certain of our former and current officers and directors and the underwriter of our initial public offering (collectively, the “Defendants”) in the United States District Court for the District of New Jersey (Robert De Vito v. Liquid Holdings Group, Inc. et al. (No. 2:15-cv-06969-KM-JBC)). The named plaintiff’s complaint brings claims on behalf of a putative class consisting of all persons, other than the Defendants and other officers and directors of Liquid, who purchased or acquired our securities: (i) pursuant and/or traceable to the our registration statement and prospectus filed with the SEC in connection with our initial public offering; and/or (ii) between July 26, 2013 and December 23, 2014. The complaint asserts claims for alleged violations of: (i) Section 11 of the Securities Act of 1933, as amended (the “Securities Act”); (ii) Section 15 of the Securities Act; (iii) Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10b-5 promulgated under the Exchange Act; and (iv) Section 20(a) of the Exchange Act. As relief, the complaint requests compensatory damages in an unspecified amount, reasonable costs and expenses, including counsel and expert fees, and such other relief as the Court deems just and proper. The Company has not yet been served in this action. We intend to vigorously defend this lawsuit. Due to the inherent uncertainties in litigation and because the ultimate resolution of this proceeding is influenced by factors outside of our control, we are currently unable to predict the ultimate outcome of this litigation or its impact on our financial position or results of operations.

Gibson Dunn Fee Dispute

On June 24, 2015, Gibson, Dunn & Crutcher (“Gibson”), which had served as the Company’s counsel since 2012, filed a Demand for Arbitration with JAMS, a private alternative dispute resolution (ADR) provider, claiming breach by Liquid of the terms of Gibson’s Engagement Letter with Liquid and seeking to recover approximately $970,000 primarily for unpaid legal fees and costs for work performed in 2015 on behalf of the Audit Committee as part of the Investigation, amounts that were accrued as they were incurred. On October 30, 2015, the Company and Gibson entered into a Settlement and Mutual Release Agreement (the “Agreement”) to resolve their disputes. Pursuant to the Agreement, the Company paid a portion of the amount demanded by Gibson and the two parties exchanged mutual releases.

LIQUID HOLDINGS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Deutsch Litigation

As previously reported, on August 18, 2015, Jay Deutsch, as Managing General Partner of the Deutsch Family Investment Partnership, and Todd Deutsch filed an action in the Supreme Court of the State of New York, County of Nassau, against Liquid; two of Liquid’s founders, Mr. Ferdinand (the Company’s former Vice Chairman and Head of Corporate Strategy) and Richard Schaeffer (one of the Company’s former directors), and their respective affiliates; and Brian Storms, a former director as well as the Company’s former Chief Executive Officer and Vice Chairman (collectively, the “Defendants”).

The complaint alleges that the Defendants made misrepresentations in connection with the plaintiffs’ investment in Liquid. The plaintiffs asserted two causes of action seeking damages of up to $1,250,000, plus punitive damages, prejudgment interest and costs of the litigation. The Company intends to vigorously defend this lawsuit and has filed a motion to dismiss, which is currently pending. Due to the inherent uncertainties in litigation and because the ultimate resolution of this proceeding is influenced by factors outside of the Company’s control, the Company is currently unable to predict the ultimate outcome of this litigation or its impact on the Company’s financial position or results of operations.

Unqua/Harley Litigation

The Company had previously reported that it was a defendant, along with Brian Ferdinand and QuantX (collectively, the “Unqua Defendants”), in an action filed on July 24, 2014 by Unqua Holdings, Inc. and its chairman/president Daniel Harley. The complaint alleges that the Unqua Defendants made misrepresentations in connection with the plaintiffs’ investment in predecessor entities of the Company and further alleging conversion and violations of fiduciary duty in connection with the Unqua Defendants’ transactions with related parties. The plaintiffs asserted six causes of action, seeking compensatory damages ranging from $1.5 million to $5 million, plus punitive damages in excess of $10 million. On July 14, 2015, a motion to dismiss the complaint was granted and the action was dismissed on the grounds that the plaintiffs had previously granted the Unqua Defendants a full release of claims. The period for appeal or filing a new complaint has passed and no further proceedings are expected.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Exhibit 99.1 contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “will,” “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “continue,” “potential” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, expected financing needs, our business strategy and means to implement the strategy, our business plans and objectives, future innovation, the amount and timing of investments by us in our business and capital expenditures, the likelihood of our success in expanding our business, industry trends, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are not guarantees of performance. These statements are based on our beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for and our ability to market our products and services, the expansion of product offerings through new applications or geographically, the timing and cost of investments by us in our business and planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	substantial doubt about our ability to continue as a going concern;

•	our ability to implement a strategic alternative transaction;

•	our ability to maintain effective disclosure controls and procedures and internal control over financial reporting;

•	the impact of the investigation conducted by our Audit Committee;

\

•	the loss of revenue from our one-time largest customer, QuantX Management LLP, and our ability to attract and retain customers;

•	market acceptance and performance of our products and services;

•	general economic conditions in the markets where we operate;

•	industry competition;

•	competition from firms with greater financial, technical and marketing resources than us and related competitive pressures;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;

•	intellectual property claims and challenges;

•	defects and errors in our products or services;

•	growth and maintenance of our customer base and customer contracts;

•	credit quality and payment history of our customers;

•	changes in the market demand for our products and services;

•	our ability to keep up with rapid technological change;

•	system failures and disruptions;

•	non-performance of third-party vendors;

•	the loss of key executives and failure to recruit and retain qualified personnel;

•	compliance with laws and regulations, including those relating to the securities industry;

•	cancellation or breach of customer contracts;

•	our ability to fulfill, or to generate revenues by fulfilling, customer contracts; and

•	other factors discussed or referenced in the section titled “Risk Factors” in our filings with the SEC, including without limitation our 2014 financial information submitted as Exhibit 99.2 to our Current Report on Form 8-K, as filed with the SEC on October 8, 2015.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements. You should not place undue reliance on our forward-looking statements. You should be aware that the occurrence of any of the events discussed or referenced above or in the section titled “Risk Factors” in our 2014 financial information submitted as Exhibit 99.2 to our Current Report on Form 8-K, as filed with the SEC on October 8, 2015, could harm our business, prospects, results of operations, liquidity and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance.

The following discussion is provided as a supplement to, and should be read in conjunction with, the accompanying unaudited condensed consolidated financial statements and notes in this Exhibit 99.1, in our unaudited consolidated financial statements for the year ended December 31, 2014 included in our 2014 financial information submitted as Exhibit 99.2 to our Current Report on Form 8-K, as filed with the SEC on October 8, 2015 and in our audited consolidated financial statements for the year ended December 31, 2013 included in our 2013 Form 10-K.

References in this discussion and analysis to “we,” “us,” “our” and the “Company” refer to Liquid Holdings Group, Inc. and its consolidated subsidiaries.

Overview

Liquid Holdings Group is a SaaS provider of investment management solutions to the buy side. The Liquid platform combines multi-asset order, execution and risk management with shadow NAV (or net asset value), and investor reporting capabilities. Liquid goes a step further, backing the platform’s front-office capabilities with managed services that automate manually intensive start- and end-of-day processes. We offer the Liquid platform or any of its components on a subscription basis to hedge fund managers, asset managers and financial institutions worldwide.

We deliver our technology as a Software-as-a-Service, or “SaaS”, which provides our customers with a secure, customizable and rapidly deployable platform. We believe that our platform’s real-time, integrated capabilities provide a distinctive offering that creates efficiencies by reducing both the number of service provider relationships and the demands placed on in-house personnel to support and integrate those multiple applications.

Liquid Holdings Group was founded to provide solutions to hedge funds and other asset managers that meet a demonstrated need in the financial services community for real-time risk management and reporting services, and low-latency global market access. The financial crisis, with high rates of asset management redemptions and the unpredictable nature of financing markets, made it clear that modern technology was needed for more informed decision making, better risk management and personalized transparency to meet investor mandates. In addition, as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, many financial institutions exited proprietary trading, which has resulted in top traders leaving larger financial institutions to launch hedge funds; these funds require cost-effective technology and services to meet their investing, risk management and reporting needs.

We have attracted a seasoned executive management team and a Board of Directors with extensive industry experience. With our solutions-stack and ability to scale to serve larger financial institutions, we believe Liquid Holdings Group is creating the new standard for trading, performance and risk management and reporting, and investor relationship management solutions in terms of features, connectivity, security, reliability, and cost for participants in the financial services community.

Our platform offers the following features and capabilities:

•	A Single, Real-Time and Consolidated View of the Portfolio. We offer a single order and execution management system for multiple asset classes such as equities, options, futures and foreign exchange markets (“FX”). Our customers can execute transactions and aggregate positions, exposures and pre- and post-trade statistics across all of their holdings on a single screen in real-time. With our platform there is no need to purchase or integrate several external systems to consolidate performance, profit and loss, risk management, shadow NAV and reporting functions across asset classes;

•	Real-Time Portfolio and Risk Management and Scenario Analysis. Our platform enables our customers to calculate performance and risk measures, and project probabilistic scenarios in real-time. This allows our customers to quantify the probability of portfolio risk based on variables that they input to simulate a macro- or micro-event based on historical market events. It also enables users to calculate theoretical values instantly for a library of historic market events and crashes to simulate portfolio performance in times of market volatility. Our platform automatically routes trade data to our risk management engine for real-time analysis. We believe most of our competitors offer this type of analysis only on an end-of-day or as-requested basis;

•	Shadow NAV and Reporting Management, Fee Management, and Transaction Cost Analysis. Our shadow NAV and reporting database was designed to reconcile a vast number of trades and their associated fees and transaction costs, giving traders and managers a clear and concise view of their portfolio, including exchange/ECN fees, “soft dollar” arrangements, and brokerage and accounting adjustments. Our flexible and scalable architecture allows traders, operations personnel and senior management to view customized reports on an individual, group or enterprise wide basis;

•	Managed Services. We provide managed services, or automated end-of-day processes to help our customers reallocate their operations and IT resource costs back to the front-office and alpha-generating initiatives. On a daily basis, we provide the people, processes and technology to manage the following tasks on behalf of our clients: trade reconciliation, corporate actions and dividend processing as well as start of day/end of day file processing and delivery between third parties and their clients as part of our overall solution. We believe that these services reduce our customers’ need to hire operations staff; and

•	Broker, Execution and Clearing Firm Agnostic. We provide our customers with the independence to select their preferred broker execution venues and clearing relationships. Our technology is able to connect our customers seamlessly to multiple prime brokers and over 100 liquidity destinations, including broker-dealers, private alternative trading systems/platforms, or dark pools, and other electronic communication networks, or ECNs. We do not monetize, sell or take the opposing side of our customers’ order flow, nor do we act as a market maker. Our technology allows our customers to be “broker neutral” in their choice of where a trade is executed, how the trade is sent to the market and which broker executes and clears the trade. We have established connectivity with some of the most recognized prime brokers and banking platforms in the world, offering our customers the ability to access these relationships for capital introduction and execution services globally.

We have branded our execution and order management system as LiquidTradeSM, our real-time performance and risk analytics and reporting platform as LiquidMetrics® and our shadow NAV platform as LiquidView®, together constituting the Liquid platform. We back the platform with end-of-day managed services, or Liquid Managed ServicesSM. In addition, our graphical user interface, which is tailored for use on mobile devices, is branded LiquidMobileSM. Direct customer revenue is earned through subscription fees.

We believe that asset managers need a comprehensive, real-time and cost-effective way to manage their investments, trading activity, investor relations and reporting needs. The economics for hedge funds and other asset managers who currently use perpetual licensed and disparate technology offerings create a market opportunity for us. We believe that the costs to license, maintain, and integrate technology for hedge funds across the board, including the largest funds, are daunting. This is due to the demands from investors and regulators for increased transparency, as well as the complexity and interconnectivity of marketplaces, the increasing mix of strategies to invest in, and ever-changing regulatory requirements.

Larger institutions are facing similar economic and regulatory pressures. Many large institutions are suffering from a decrease in trading volume, compressed commission margins, and technology sprawl due to new regulations and the need to connect and trade across asset classes, currencies, geographies and strategies. At the same time, we believe that technology budgets at large institutions are under pressure and many technology managers are being charged with reducing costs and headcount.

Because our platform is securely delivered as a SaaS offering, the need for costly investment in infrastructure and connectivity can be significantly reduced or eliminated for both of these customer groups. In addition, our platform, by its already integrated nature, can remove the need for additional support personnel, and the band of developers, project managers, and testers required for complex development and maintenance of integration software to tie together disparate technology offerings.

Key Operating Metrics

In addition to the U.S. GAAP metrics that we regularly monitor, we also monitor the following metrics to evaluate our business, measure our performance, identify trends affecting our business and make strategic decisions:

	(Unaudited)
	As of	As of	As of	As of	As of	As of
Key Operating Metric	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015
Contracts - Contributing to Current Revenue
Number of Customers	76	97	95	7	11	12
Number of Units	629	679	670	18	46	46
Number of Units - QuantX(1)	419	407	401	0	0	0
Contracts - Expected to Contribute to Future Revenue(2)
Number of Customers	43	33	34	12	10	7
Number of Units	133	106	111	62	53	43
Number of Units - QuantX(1)	1	1	0	0	0	0
Contracts - Total
Number of Customers	119	130	129	19	21	19
Number of Units	762	785	781	80	99	89
Number of Units - QuantX(1)	420	408	401	0	0	0
Annual Contract Value (in millions)	$5.230	$5.450	$5.046	$0.578	$0.554	$0.551

(1)	Represents units, included in “Number of Units,” that were being used by QuantX or paid for by QuantX on behalf of their own customers. As described in Note 2 to the unaudited condensed consolidated financial statements in this Exhibit 99.1, QuantX was no longer a customer of ours as of December 31, 2014.

(2)	Represents contracts that have been signed but are not yet generating revenue because our product has not yet been deployed to the customer.

Number of Customers. We believe that our ability to expand our customer base in the independent hedge fund community is an indicator of our market penetration and the growth of our business. As of the date of this filing, we have a total of 11 customers, all of which are currently contributing to revenue.

Number of Units. Since our customers generally pay fees based on the number of units of our platform being used within their organizations, we believe the total number of units is an indicator of the growth of the business. Each unit represents an individual element of the Liquid platform such as LiquidTradeSM, LiquidMetrics® or LiquidView®.

Annual Contract Value (“ACV”). ACV is an operating measure that represents, as of the end of any quarter for which ACV is reported, the estimated contract value of subscription payments payable to us during the next twelve months (or, in the case of subscription contracts where the remaining contract term is less than twelve months, the remaining value of such contracts) pursuant to subscription contracts existing at the end of the quarter for which ACV is reported, including contracts pursuant to which we are currently generating no revenue because our product has not yet been deployed to the customer.

ACV is not a financial measure calculated and presented in accordance with U.S. GAAP and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is a helpful indicator of potential future revenue. However, we caution investors that our presentation of this measure may not be comparable to similar measures as disclosed by other issuers, because other companies may calculate these measures differently. Additionally, our actual revenue may be lower or higher than ACV. See “Cautionary Note About Forward-Looking Statements” above.

Factors Affecting Our Performance

Substantial Doubt About Our Ability to Continue as a Going Concern. For the three and six months ended June 30, 2015, we incurred a net loss of approximately $6.6 million and $13.4 million, respectively, and experienced a significant reduction in sales volume due to the failure of our largest customer, QuantX. Due to such results of operations as well as difficulties in generating sufficient cash flow to meet our obligations and sustain our operations, our independent registered public accounting firm may include an explanatory paragraph in its audit report on our consolidated financial statements for the year ended December 31, 2014 stating that there is substantial doubt about our ability to continue as a going concern. We anticipate that our liquidity will only be sufficient to fund our activities into the second quarter of 2016. In order to have sufficient cash to fund our operations beyond then, we will need to raise additional equity or debt capital, and we cannot provide any assurance that we will be successful in doing so.

Loss of QuantX and QuantX-Related Customers. Since our inception, we have been relying significantly on the revenues generated by a single customer, QuantX, and other customers that had received allocations of capital from QuantX (“QuantX-related Customers”). We have now lost QuantX and the QuantX-related Customers as customers, leaving us with only 11 customers as of the date of this filing. Because QuantX and the QuantX-related Customers represented a substantial percentage of our revenues, QuantX’s financial condition, liquidity and results of operations were closely tied to, and significantly impacted, our performance. The loss of QuantX and the QuantX-related Customers as our customers will have a material adverse effect on our expected revenues, in the near term and possibly in the long term, and could result in a significant further reduction in our revenues.

The Pace of Financial Services Innovation. The financial services industry has faced substantial pressure to innovate over the last decade. Following the implementation of decimalization in financial market pricing in 2001, new technologies were needed to accommodate the need to execute, value and evaluate risk for securities trading. Today, the industry innovates rapidly as technology adapts to the demands of both regulatory changes and changes in investor preferences. We believe our products and services compete favorably, and that our flexible architecture will allow us to innovate and scale new product releases quickly. However, we may not be able to keep up with evolving industry standards and changing trading systems, practices and techniques. Continued demand for advanced technology resources in the financial services industry is important to future demand for our products.

Revenue Growth. We believe the key driver to improve our financial performance will be revenue growth. While revenue growth may fail to increase or may decline for a number of reasons, including as a result of our failure to attract and retain customers, significant competition and lack of market acceptance of our technology and platform, we seek to generate revenue growth from, among other things, the execution of new customer contracts. Our ability to achieve sufficient revenue to generate positive net income and to fully fund operations will require continued significant near-term investments by us in technology development, sales, marketing and customer support personnel. While we expect these investments to negatively impact current net income and cash balances, we are making these efforts in an attempt to set the framework for improving financial performance in the future.

Potential negative impacts could come in the form of unexpected market corrections that dramatically reduce available asset flows into hedge funds, as well as closure of hedge funds or decline in the opening of new hedge funds. In addition, there could be a secular shift of assets away from the hedge fund industry, such as the decision by the California Public Employees’ Retirement Systems in September 2014 to decrease its investments in hedge funds. Additionally, a retraction of the broad adoption of “cloud deployment” would require us to modify our distribution method and could limit growth.

Delivery of New Product Releases. Customer demands in the financial services industry are becoming increasingly complex. If we fail to accurately predict customers’ changing needs and emerging technology trends, our business could be negatively affected. It is important for us to have a robust development pipeline and to deliver new releases on time and within budget. We believe our flexible platform allows us the ability to develop and deliver customized solutions for particular customer needs. Members of our core technology development team have worked together for over a decade, first at Web Quote SRL, then at Green Mountain Analytics LLC (“GMA”), now known as Liquid Technology Services, LLC, from 2002 until we acquired GMA in 2012. As a result, we are able to develop new modules in a flexible and continuous manner. We believe the maintenance of our core development team’s continuity and its ability to produce new product versions on time is important to the future growth of our company.

Financial Overview

Software Services Revenues

We market our software to end-users and to institutional customers through our direct sales force. End user customer revenue is generated through subscription fees. Institutional revenue is generated through subscription fees, integration and customization fees and hosting and gateway fees. We also charge customers for market data services. Market data is trade-related data for a financial instrument reported by a trading venue, such as a stock exchange, which allows traders and investors to know the latest price and see historical trends for that financial instrument. We are not charging a profit on market data, but rather we are passing on the cost we incur from the market data provider, which has contracted with us to provide such data, to the customer. These pass-through charges for market data services are included in our software services revenues. We generally commence recognizing software services revenue at the time the software is made available to the customer, provided all other revenue recognition criteria have been met. Prior to terminating our relationship with QuantX, the majority of our software services revenue had been attributable to QuantX and related parties.

Cost of Revenues

Our cost of revenues in connection with software services includes all direct costs to distribute and support our software, including data center and support personnel, salaries and benefits. These costs also include market data fees we incur on behalf of our customers and pass on to them.

Operating Expenses

Compensation. Compensation expense consists of wages and benefits for our employees as well as share-based compensation. Wages and benefits are expensed in the period in which they are earned. Share-based compensation is measured at fair value on the grant date of each award, based on the estimated number of awards that are expected to vest, resulting in a charge to operations over the requisite service period. For awards with graded vesting, we recognize share-based compensation on a straight-line basis over the service period for each separately vesting portion of the award.

Professional and consulting fees. Professional fees consist primarily of accounting and tax services, and general corporate type fees in connection with being a public company. Consulting fees consist of services we are currently outsourcing such as IT related consultants and financial consultants. Professional and consulting fees are expensed in the period in which they are incurred.

Legal and settlement fees. Legal and settlement fees consist of costs incurred for general corporate matters, litigation proceedings, any settlements owed in connection with litigation, and fees incurred in connection with the Investigation (described in more detail in the Legal Matters section of Note 6 to the accompanying unaudited condensed consolidated financial statements).

Computer related and software development. Computer related and software development costs consist primarily of research and development (“R&D”) costs. R&D costs are expensed in the period in which they are incurred. R&D costs include product management, product development, quality assurance and technology operations all with the goal of continuously refining and enhancing our automated and integrated, real-time systems for trading, risk management, accounting, reporting and administration.

Other. Other expenses consist primarily of travel and entertainment, advertising and insurance costs. These costs are expensed in the period in which they are earned.

Income Taxes

On July 24, 2013, the Company reorganized as a Delaware corporation from a limited liability company. The change in tax status required us to revalue our deferred tax assets and liabilities at the current corporate federal and state income tax rates. We may be subject to state taxes in certain states that may assess capital taxes or taxes based on gross receipts. We also have subsidiaries in foreign jurisdictions, which are subject to local income taxes.

Results of Operations

Three Months Ended June 30, 2015 compared to Three Months Ended June 30, 2014

	(Unaudited)
	Three Months Ended
	June 30, 2015	June 30, 2014	Change

Software services revenues	$86,316	$1,541,537	$(1,455,221)

Cost of revenues (exclusive of items shown below)	324,599	602,333	(277,734)

Gross profit (loss)	(238,283)	939,204	(1,177,487)

Operating expenses:
Compensation	1,972,260	2,276,785	(304,525)
Professional and consulting fees	624,312	614,877	9,435
Depreciation and amortization	80,118	1,792,613	(1,712,495)
Legal and settlement fees	1,146,352	97,745	1,048,607
Rent	417,538	437,171	(19,633)
Computer related and software development	1,473,603	1,417,983	55,620
Other	619,554	540,965	78,589
Bad debts on accounts receivable	35,697	39,455	(3,758)
Total operating expenses	6,369,434	7,217,594	(848,160)
Loss from operations	(6,607,717)	(6,278,390)	(329,327)

Non-operating income (expense):
Interest and other, net	-	(4,060)	4,060
Total non-operating income (expense)	-	(4,060)	4,060
Loss before income taxes	(6,607,717)	(6,282,450)	(325,267)
Income tax expense (benefit)	-	-	-
Net loss	$(6,607,717)	$(6,282,450)	$(325,267)

For purposes of the following analysis, the three months ended June 30, 2015 is defined as the “current quarter” and the three months ended June 30, 2014 will be defined as the “prior quarter.”

Software Services Revenues

Software services revenues was $86,316 during the three months ended June 30, 2015, compared to $1.5 million in the prior quarter. This decrease was the direct result of losing our largest customer, QuantX, and customers who received capital allocations from QuantX (“QuantX-related Customers”). This relationship was terminated in December 2014 and, as such, the current quarter does not include any QuantX or QuantX-related Customers revenues. Excluding QuantX and QuantX-related Customers, the prior quarter revenues were $36,797, of which $24,207 was for market data, and was comprised of 3 customers. The current quarter revenues, of which $7,376 was for market data, was comprised of 12 customers. During the fourth quarter of 2013, we entered into a $1.0 million annual contract with QuantX for an enhanced version of our LiquidMetrics® platform which accounted for $250,000 of revenues in the prior quarter that is not recognized in the current quarter.

Cost of Revenues, Gross Profit and Gross Margin

Cost of revenues was $324,599 during the three months ended June 30, 2015, compared to $602,333 in the prior quarter. This decrease was also directly related to the loss of QuantX and QuantX-related Customers, as less man-hours were required for the service and maintenance of our customers. Additionally, a reduction in costs related to market data contributed to the decrease. Total market data costs, which are charged to the customer at no profit, were $7,376 in the current quarter compared to $144,215 in the prior quarter. Gross loss for the three months ended June 30, 2015 was ($238,283) compared to a gross profit of $939,204 in the prior quarter. Gross margin was 60.9% in the prior quarter.

Operating Expenses

Total operating expenses were $6.4 million during the three months ended June 30, 2015, a decrease of $0.8 million from $7.2 million in the prior quarter. This decrease was due primarily to decreases in depreciation and amortization of $1.7 million and compensation of $0.3 million offset, in part, by an increase in legal and settlement fees of $1.0 million.

	(Unaudited)
	Three Months Ended
Compensation	June 30, 2015	June 30, 2014	Change
Before allocations and share-based compensation	$2,402,398	$2,707,319	$(304,921)
Allocation to cost of revenues, R&D and capitalized software	729,921	720,812	9,109
Share-based compensation	299,783	290,278	9,505

Compensation per consolidated financial statements	$1,972,260	$2,276,785	$(304,525)

Compensation expense was $2.0 million during the three months ended June 30, 2015, a decrease of $0.3 million from $2.3 million in the prior quarter. This decrease was due primarily to the cessation of our brokerage business subsequent to June 30, 2014 in which the compensation for one executive and several employees was included in the prior quarter but not in the current quarter. Additionally, the current quarter reported lower compensation expense for our sales and marketing department as a result of reduced headcount in that department. This decrease was offset, in part, by an increase in IT compensation expense in the current quarter as IT consultants were converted to full-time employees subsequent to June 30, 2014 and, therefore, were not in compensation expense in the prior quarter. Compensation expense allocated to cost of revenues, R&D and capitalized software, as well as share-based compensation, remained flat compared to the prior quarter.

	(Unaudited)
	Three Months Ended
Professional and consulting fees	June 30, 2015	June 30, 2014	Change
Before allocations	$1,081,308	$1,385,761	$(304,453)
Allocation to cost of revenues, R&D and capitalized software	456,996	770,884	(313,888)

Professional fees per consolidated financial statements	$624,312	$614,877	$9,435

Professional and consulting fees were $0.6 million during the three months ended June 30, 2015, essentially flat compared to the prior quarter. Before the allocation to cost of revenues, R&D and capitalized software, professional fees were $1.1 million in the current quarter compared to $1.4 million in the prior quarter. This decrease was due primarily to reduced costs incurred in relation to IT development and operations. This decrease was offset, in part, by an increase in accounting fees resulting from an investigation into certain issues raised by counsel to one of our shareholders, including allegations about the Company’s former senior management (see Legal Matters section of Note 6 to the accompanying unaudited condensed consolidated financial statements).

Depreciation and amortization was $80,118 during the three months ended June 30, 2015, a decrease of $1.7 million from $1.8 million in the prior quarter. During the fourth quarter of 2014, the Company performed an analysis to determine if its software and trading platform, and customer relationships were impaired due to the significant decline in its customer base as well as the depressed market value of the Company. As a result, the Company concluded that these intangible assets were fully impaired and recorded an impairment loss of $4.5 million in the fourth quarter of 2014. Due to this impairment, there was no amortization recorded in the current quarter as compared to $1.7 million in the prior quarter.

Legal and settlement fees were $1.1 million during the three months ended June 30, 2015, an increase of $1.0 million from $0.1 million in the prior quarter. The increase was due primarily to approximately $0.9 million of costs incurred in connection with the Investigation as described in detail in the Legal Matters section of Note 6 to the accompanying unaudited condensed consolidated financial statements. Legal fees incurred in the current quarter for general corporate matters were $68,259, a decrease of $20,941 from $89,200 in the prior quarter.

Rent expense was $0.4 million during the three months ended June 30, 2015, a slight decrease compared to the prior quarter due to lower utility and maintenance costs on our leased office space. Despite having a free rent period from February 1, 2014 to June 30, 2014 in our lease agreement for our Hoboken, New Jersey office space, we still recorded rent expense during this free rent period as rent expense is straight-lined over the term of the lease agreement.

Computer related and software development costs were $1.5 million during the three months ended June 30, 2015, an increase of $0.1 million from $1.4 million in the prior quarter. The increase was due primarily to increased software licensing/maintenance fees coupled with a decrease in costs allocated to cost of revenues. This increase was offset, in part, by a decrease in R&D costs for our software during the current quarter.

Other expenses were $0.6 million during the three months ended June 30, 2015, an increase of $0.1 million from $0.5 million in the prior quarter. The increase was due primarily to higher insurance premiums related to our directors and officers policy as well as a loss on disposal of assets incurred mainly in connection with moving our headquarters from New York to New Jersey. This increase was offset, in part, by lower travel and entertainment costs and advertising/marketing costs as part of our continuing effort to reduce operating expenses.

Non-Operating Income (Expense)

There were no non-operating income and expenses during the three months ended June 30, 2015. During the prior quarter, non-operating expenses of $4,060 consisted of interest expense incurred in relation to revolving promissory notes and a personal guaranty agreement (the details of which have been previously disclosed in the Company’s SEC filings) offset, in part, by interest income.

Income Tax Expense

We incurred no income tax expense during the three months ended June 30, 2015 and 2014. We recorded a full valuation allowance as a result of analyzing the recoverability of our recorded deferred tax assets.

Six Months Ended June 30, 2015 compared to Six Months Ended June 30, 2014

	(Unaudited)
	Six Months Ended
	June 30, 2015	June 30, 2014	Change

Software services revenues	$182,675	$2,823,869	$(2,641,194)

Cost of revenues (exclusive of items shown below)	668,454	1,202,463	(534,009)

Gross profit (loss)	(485,779)	1,621,406	(2,107,185)

Operating expenses:
Compensation	4,423,017	5,926,024	(1,503,007)
Professional and consulting fees	1,380,943	1,601,179	(220,236)
Depreciation and amortization	165,409	3,570,985	(3,405,576)
Legal and settlement fees	2,079,344	325,732	1,753,612
Rent	820,358	866,217	(45,859)
Computer related and software development	2,822,995	2,438,295	384,700
Other	1,139,293	1,282,448	(143,155)
Bad debts on accounts receivable	43,193	57,826	(14,633)
Total operating expenses	12,874,552	16,068,706	(3,194,154)
Loss from operations	(13,360,331)	(14,447,300)	1,086,969

Non-operating income (expense):
Interest and other, net	-	241	(241)
Total non-operating income (expense)	-	241	(241)
Loss before income taxes	(13,360,331)	(14,447,059)	1,086,728
Income tax expense (benefit)	-	-	-
Net loss	$(13,360,331)	$(14,447,059)	$1,086,728

For purposes of the following analysis, the six months ended June 30, 2015 is defined as the “current period” and the six months ended June 30, 2014 will be defined as the “prior period.”

Software Services Revenues

Software services revenues was $182,675 during the six months ended June 30, 2015, compared to $2.8 million in the prior period. This decrease was the direct result of losing our largest customer, QuantX, and customers who received capital allocations from QuantX (“QuantX-related Customers”). This relationship was terminated in December 2014 and, as such, the current period does not include any QuantX or QuantX-related Customers revenues. Excluding QuantX and QuantX-related Customers, the prior period revenues were $84,612, of which $58,477 was for market data, and was comprised of 3 customers. The current period revenues, of which $18,501 was for market data, was comprised of 12 customers. During the fourth quarter of 2013, we entered into a $1.0 million annual contract with QuantX for an enhanced version of our LiquidMetrics® platform which accounted for revenue of $500,000 in the prior period that is not recognized in the current period.

Cost of Revenues, Gross Profit (Loss) and Gross Margin

Cost of revenues was $668,454 during the six months ended June 30, 2015, compared to $1.2 million in the prior period. This decrease was also directly related to the loss of QuantX and QuantX-related Customers, as less man-hours were required for the service and maintenance of our customers. Additionally, costs related to market data, contributed to the decrease. Total market data costs, which are charged to the customer at no profit, were $18,501 in the current period compared to $264,873 in the prior period. Gross loss for the six months ended June 30, 2015 was ($485,779) compared to a gross profit of $1.6 million in the prior period. Gross margin was 57.4% in the prior period.

Operating Expenses

Total operating expenses were $12.9 million during the six months ended June 30, 2015, a decrease of $3.2 million from $16.1 million in the prior period. This decrease was due primarily to decreases in depreciation and amortization of $3.4 million and compensation of $1.5 million offset, in part, by an increase in legal and settlement fees of $1.8 million.

	(Unaudited)
	Six Months Ended
Compensation	June 30, 2015	June 30, 2014	Change
Before allocations and share-based compensation	$5,177,081	$5,433,306	$(256,225)
Allocation to cost of revenues, R&D and capitalized software	1,492,687	1,208,571	284,116
Share-based compensation	738,623	1,701,289	(962,666)

Compensation per consolidated financial statements	$4,423,017	$5,926,024	$(1,503,007)

Compensation expense was $4.4 million during the six months ended June 30, 2015, a decrease of $1.5 million from $5.9 million in the prior period. This decrease was due primarily to: 1) lower share-based compensation of $1.0 million; 2) the cessation of our brokerage business subsequent to June 30, 2014 in which the compensation for one executive and several employees was included in the prior period but not in the current period; and 3) lower compensation expense for our sales and marketing department as a result of reduced headcount in that department. These decreases were offset, in part, by an increase in compensation costs that were allocated to cost of revenues, R&D and capitalized software as well as an increase in IT department compensation expense as IT consultants were converted to full-time employees subsequent to June 30, 2014 and, therefore, were not in compensation expense in the prior period.

Before allocations and excluding share-based compensation, compensation expense was $5.2 million, a decrease of $256,225 million from $5.4 million in the prior period. This decrease was due primarily to the cessation of our brokerage business and a decrease in headcount in our sales and marketing department offset, in part, by an increase in IT department compensation expense as a result of IT consultants converted to full-time employees subsequent to June 30, 2014.

Share-based compensation included in compensation expense was $0.7 million during the current period compared to $1.7 million in the prior period. The prior period amount included significant equity awards that were fully vested and, therefore, no expense was recognized for these awards during the current period.

	(Unaudited)
	Six Months Ended
Professional and consulting fees	June 30, 2015	June 30, 2014	Change
Before allocations	$2,278,262	$3,046,469	$(768,207)
Allocation to cost of revenues, R&D and capitalized software	897,319	1,445,290	(547,971)

Professional fees per consolidated financial statements	$1,380,943	$1,601,179	$(220,236)

Professional and consulting fees were $1.4 million during the six months ended June 30, 2015, a decrease of $0.2 million from $1.6 million in the prior period. Before the allocation to cost of revenues, R&D and capitalized software, professional fees were $2.3 million in the current period which was $0.8 million less than the prior period. This decrease was due primarily to reduced consulting costs incurred in relation to IT development and operations as a result of certain IT consultants being converted to full-time employees after June 30, 2014 and, therefore, recorded in compensation expense during the current period. This decrease was offset, in part, by an increase in accounting fees resulting from the Investigation described in Note 6 to the accompanying unaudited condensed consolidated financial statements).

Depreciation and amortization was $165,409 during the six months ended June 30, 2015, a decrease of $3.4 million from $3.6 million in the prior period. During the fourth quarter of 2014, the Company performed an analysis to determine if its software and trading platform, and customer relationships were impaired due to the significant decline in its customer base as well as the depressed market value of the Company. As a result, the Company concluded that these intangible assets were fully impaired and recorded an impairment loss of $4.5 million in the fourth quarter of 2014. Due to this impairment, there was no amortization recorded in the current period as compared to $3.5 million in the prior period.

Legal and settlement fees were $2.1 million during the six months ended June 30, 2015, an increase of $1.8 million from $0.3 million in the prior period. The increase was due primarily to approximately $1.6 million of costs incurred in connection with the Investigation as described in detail in the Legal Matters section of Note 6 to the accompanying unaudited condensed consolidated financial statements. Legal fees incurred in the current period for general corporate matters were $173,264, a decrease of $126,893 from $300,157 in the prior period.

Rent expense was $0.8 million during the six months ended June 30, 2015, a slight decrease compared to the prior period due to lower utility and maintenance costs on our leased office space. Despite having a free rent period from February 1, 2014 to June 30, 2014 in our lease agreement for our Hoboken, New Jersey office space, we still recorded rent expense during this free rent period as rent expense is straight-lined over the term of the lease agreement.

Computer related and software development costs were $2.8 million during the six months ended June 30, 2015, an increase of $0.4 million from $2.4 million in the prior period. The increase was due primarily to increased software licensing/maintenance fees coupled with a decrease in costs allocated to cost of revenues. R&D costs were $1.8 million during the current period, a slight decrease from the prior period.

Other expenses were $1.1 million during the six months ended June 30, 2015, a decrease of $143,155 from $1.3 million in the prior period. The decrease was due primarily to lower travel and entertainment costs, advertising/marketing costs and general office expenses as part of our continuing effort to reduce operating expenses. These decreases were offset, in part, by higher insurance premiums related to our directors and officers policy as well as a loss on disposal of assets incurred mainly in connection with moving our headquarters from New York to New Jersey.

Non-Operating Income (Expense)

There were no non-operating income and expenses during the six months ended June 30, 2015. During the prior period, non-operating income of $241 consisted of interest income and other miscellaneous income offset, in part, by interest expense incurred in relation to revolving promissory notes and a personal guaranty agreement.

Income Tax Expense

We incurred no income tax expense during the six months ended June 30, 2015 and 2014. We recorded a full valuation allowance as a result of analyzing the recoverability of our recorded deferred tax assets.

Liquidity and Capital Resources

Overview

At June 30, 2015 and December 31, 2014, our cash and cash equivalents of approximately $12.1 million and $23.6 million, respectively, were held for working capital purposes. Our operations have been financed primarily through private and, more recently, public sales of our equity securities. On May 20, 2014, we completed a follow-on public offering in which 32,000,000 shares of our common stock were sold at a public offering price of $1.25 per share. On May 27, 2014, the underwriters for this offering partially exercised their over-allotment option and purchased an additional 2,945,000 shares of our common stock at $1.25 per share. We received net proceeds from this offering of approximately $39.5 million after deducting underwriting discounts and commissions of approximately $3.1 million and offering related expenses of approximately $1.1 million.

We have had significant operating losses during the period from our inception on April 24, 2012, through June 30, 2015 and recently terminated our relationship with our largest customer, which represented 49% of our software services revenues for the year ended December 31, 2014. We have financed our operations during this time primarily through capital markets transactions. We anticipate that our existing capital resources, cash flows from revenues, and cost reduction initiatives will only be sufficient to fund our activities into the second quarter of 2016, though no assurance can be given that we will have sufficient liquidity to reach that date. These uncertainties raise substantial doubt about our ability to continue as a going concern. As of October 31, 2015, the Company had a cash and cash equivalents balance of approximately $5.0 million.

We have retained the services of an investment bank to explore strategic alternatives including, but not limited to, a merger or other business combination, a sale of all or substantially all of our assets or other transaction. There is, however, no assurance that we will be able to successfully complete any type of strategic transaction.

The following table sets forth a summary of our cash flows for the six months ended June 30, 2015 and 2014:

	(Unaudited)
	Six Months Ended
	June 30, 2015	June 30, 2014

Net cash used in operating activities	$(11,301,101)	$(11,575,628)
Net cash used in investing activities	(169,459)	(470,128)
Net cash provided by (used in) financing activities	(33,231)	39,472,752
Effect of exchange rate changes on cash and cash equivalents	(214)	103,537
Net increase (decrease) in cash and cash equivalents	$(11,504,005)	$27,530,533

Cash Flows from Operating Activities

Net cash used in operating activities totaled $11.3 million during the six months ended June 30, 2015. The net cash used was the result of our net loss of $13.4 million offset, in part, by non-cash charges of $1.2 million and a positive net change in our operating assets and liabilities of $0.8 million. The net loss was the result of expenses we continued to incur as a startup business and in being a public company, as well as significant legal fees we recognized during the current period in connection with the Investigation (see the Legal Matters section of Note 6 to the accompanying unaudited condensed consolidated financial statements), coupled with the significant decrease in our revenues as a result of terminating our relationship with our largest customer in the fourth quarter of 2014. Included in non-cash charges was $0.2 million in depreciation and amortization expense and $0.7 million in share-based compensation expense. The net change in our operating assets and liabilities was due primarily to an increase in accounts payable and accrued expenses of $0.7 million, most notably for legal fees, and a decrease in prepaid expenses of $0.1 million. The decrease in prepaid expenses is the result of our directors and officers insurance policy that was prepaid in the fourth quarter of 2014 and is being reduced each month with the corresponding expense recorded in Other expenses in the accompanying unaudited condensed consolidated statements of operations and comprehensive loss.

Net cash used in operating activities totaled $11.6 million during the six months ended June 30, 2014. The net cash used resulted from our net loss of $14.4 million and a negative net change in our operating assets and liabilities of $2.7 million offset, in part, by non-cash charges of $5.5 million. The net loss was the result of significant expenses we continued to incur as a startup business and in being a public company. Included in non-cash charges was $1.7 million in share-based compensation expense. The net change in our operating assets and liabilities was due primarily to a reduction in our accounts payable and accrued expenses of $2.6 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $0.2 million during the six months ended June 30, 2015 and was due to the purchase of property and equipment, leasehold improvements and capitalized software costs.

Net cash used in investing activities totaled $0.5 million during the six months ended June 30, 2014 and was due to the purchase of property and equipment.

Cash Flows from Financing Activities

Net cash used in financing activities was $33,231 during the six months ended June 30, 2015 and was due to the purchase of treasury stock in connection with the net settlement of vesting restricted stock units under the 2012 Amended Incentive Plan.

Net cash provided by financing activities was $39.5 million during the six months ended June 30, 2014 and was due to $40.6 million of net proceeds from our follow-on public offering less direct costs of $1.1 million.

Regulatory Capital

LPS, our former SEC registered broker-dealer subsidiary, which did not hold funds or securities for customers, was required to maintain net capital of at least $100,000. As of June 30, 2015 and December 31, 2014, LPS maintained net capital of approximately $250,000 and $318,000, respectively. On March 11, 2015, we entered into a definitive agreement to sell all the issued and outstanding shares of common stock of LPS, as this entity was no longer needed to carry out our business plans. In order for the sale to be completed, it needed FINRA approval. On August 14, 2015, we received FINRA approval and the sale was completed on September 4, 2015.

Contractual Obligations and Commitments

There were no material changes in our commitments under contractual obligations, as disclosed in the Company’s 2014 financial information submitted as Exhibit 99.2 to its Current Report on Form 8-K, as filed with the SEC on October 8, 2015.

Critical Accounting Policies

Our unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

Our revenues and earnings are subject to substantial fluctuation from period to period based on a variety of circumstances, many of which are beyond our control. Accordingly, results for any historical period are not necessarily indicative of similar results for any future period.

The significant accounting policies that are most critical and aid in fully understanding and evaluating the reported financial results include: revenue recognition; intangible assets; share-based compensation; and impairment of long-lived assets.

There have been no material changes to our critical accounting policies and estimates as compared to the critical accounting policies and estimates described in our 2014 financial information submitted as Exhibit 99.2 to our Current Report on Form 8-K, as filed with the SEC on October 8, 2015.

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